EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)         Registration Statements (Form S-8, Nos. 333-88012, 333-41871, 333-62380, 333-75263 and 333-136400) pertaining to the 1997 Equity Incentive Plan of MAXIMUS, Inc.;

(2)         Registration Statement (Form S-8, Nos. 333-41867 and 333-122711) pertaining to the 1997 Employee Stock Purchase Plan of MAXIMUS, Inc.; and

(3)         Registration Statement (Form S-8, No. 333-41869) pertaining to the 1997 Director Stock Option Plan of MAXIMUS, Inc.

of our reports dated November 16, 2016, with respect to the consolidated financial statements of MAXIMUS, Inc. and the effectiveness of internal control over financial reporting of MAXIMUS, Inc. included in this Annual Report (Form 10-K) of MAXIMUS, Inc. for the year ended September 30, 2015.

/s/Ernst & Young LLP

McLean, Virginia

November 16, 2015